UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PAREXEL International Corporation

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EXPLANATORY NOTE

On August 14, 2017, PAREXEL International Corporation (the “Company” or “PAREXEL”) delivered the following letter to participants in the Company’s Employee Stock Purchase Plan:

8/14/17

PAREXEL’s Agreement to be Acquired by Pamplona Capital Management

Master Set of Frequently Asked Questions

New FAQs Added on 8/14/17

Q1: Please provide guidance on how the acquisition impacts various stock plans such as Employee Share Scheme, Stock Options and RSUs. Ideally this would cover both existing holdings as well as any potential replacement as an employee incentive.

A1: The processes that will be used to convert outstanding shares (Stock Options, RSAs and RSUs) are in progress. Once finalized, participants will be contacted via email with more information; we expect this to be within the next several weeks. Following the transaction close, we will work with Pamplona to determine a future market-based incentive plan design.

Q2: Can part of the stock proceeds be used to pay off a 401(k) loan (rollover within Fidelity)?

A2: This cannot be managed automatically. Participants will need to set up their brokerage accounts to allow for a transfer. It’s best to talk directly with a Fidelity 401(k) customer service advisor about transferring funds (call 800-835-5097). 401(k) participants may pay off loans via the financial institution’s electronic transfer, or via certified check, cashier’s check or money order. Personal checks are not accepted.

Q3: What information may I share with my accountant? May I send the PAREXEL employee FAQs to my accountant?

A3: Information provided to employees regarding the proposed acquisition of PAREXEL by Pamplona Capital Management is confidential and must not be shared outside the Company. However, information in the public domain may be shared, and you and/or your accountant can find this information on the Investor pages of www.PAREXEL.com, specifically within the SEC filing section. This section includes the press release, 8K and copies of select employee communications (look under DEFA14A).

Questions related to submitting proxies or voting shares should be directed to MacKenzie Partners, Inc. at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

Q4: My PAREXEL shares were originally lodged with Smith Barney and subsequently automatically transferred to Deutsch and from there to Raymond James. I may have been offered the opportunity to transfer them to Fidelity but did not get around to it. How will Raymond James handle the privatization? Am I correct in assuming that the shares in my Raymond James account will eventually become a cash sum in dollars equivalent to the number of shares I hold multiplied by the selling price circa $88.10? Can I repatriate the cash to the UK without incurring any foreign tax? In the circumstances of the sale of the shares being out of my hands, will PAREXEL pay handling fees of the sale/repatriation of cash?

A4: Please contact Raymond James’s Investor Access directly at 800-647-7378 to understand how your personal shareholding will be transacted and how any fees will be incurred as part of the transaction.

Shares that employees originally acquired via a PAREXEL Employee Stock Program (ESPP, Stock Options or Restricted Stock) would have had Income Tax and Social Security taxes processed in accordance with tax laws in place at the time of Purchase (ESPP), Exercise (Stock Options) or Vest (Restricted Stock). You should check your records with your financial or tax advisor for confirmation. PAREXEL cannot provide advice on the impact of this transaction on an individual’s tax status (including capital gains) as rules vary by country and are likely to be dependent on an individual’s total investment portfolio. Therefore, it is recommended that you consult with your financial or tax advisor.

Earlier FAQs

Overview of Proposed Transaction

Q: What was announced?

A: On June 20, 2017, PAREXEL and Pamplona Capital Management, LLP (Pamplona) announced that they have entered into a definitive agreement under which Pamplona will acquire all of the outstanding shares of PAREXEL for $88.10 per share in cash in a transaction valued at approximately $5.0 billion, including PAREXEL’s net debt. Upon completion of the transaction, PAREXEL will become a privately held company.

Q: Who is Pamplona Capital Management?

A: Pamplona is a premier private equity firm with over $10 billion in assets under management. It takes a long-term view and has a strong track record of investing in market-leading companies that have exceptional management teams and employees. Pamplona has experience investing in a broad range of industries, including pharmaceuticals and health care. Pamplona appreciates PAREXEL’s long-term potential and shares the Company’s confidence in the road ahead.

Like PAREXEL, Pamplona has a global perspective. Its professionals comprise 13 nationalities, and the firm has offices in the United Kingdom, Malta, New York and Boston. Additional information about the firm can be found at www.pamplonafunds.com.

Q: What are the benefits of this transaction?

A: In addition to providing PAREXEL’s shareholders with significant, certain value, this transaction enables PAREXEL to join with a partner who appreciates the Company’s long-term potential and shares our confidence in the road ahead.

Pamplona is a firm that is focused on growing businesses and deploying capital back into its businesses to support growth. With Pamplona’s support and the flexibility PAREXEL will have as a private company, the Company will be even better positioned to serve our clients, differentiate PAREXEL’s services and solutions, and ensure that our organization continues to grow and thrive.

Q: Why did PAREXEL agree to be acquired by an investment company rather than a healthcare company or another CRO?

A: PAREXEL’s agreement to be acquired by Pamplona Capital Management is the result of a comprehensive review of opportunities available to PAREXEL. The Company’s Board of Directors unanimously determined that the transaction is in the best interest of PAREXEL. In addition to providing significant value for our shareholders, the Company believes that the agreement with Pamplona Capital Management also benefits employees, clients and business partners.

Pamplona Capital Management has significant experience in the pharmaceutical and healthcare industries and appreciates PAREXEL’s long-term potential. Additional information on the firm is available at www.pamplonafunds.com.

Q: What is the process to complete the transaction with Pamplona Capital Management?

A: The PAREXEL Board of Directors unanimously approved the transaction and intends to recommend that all PAREXEL shareholders vote to approve the agreement with Pamplona Capital Management. The acquisition is anticipated to close in late September 2017, subject to the approval of a majority of PAREXEL shareholders and the satisfaction of other customary closing conditions. PAREXEL expects to hold a Special Meeting of Shareholders to consider and vote on the proposed agreement with Pamplona Capital Management as soon as practicable after the mailing of the proxy statement to shareholders.

Q: What will be the structure of the company once the transaction is complete?

A: Following the close of the transaction, PAREXEL will be a privately held company and will operate independently. PAREXEL will continue to be led by the current leadership team and will operate much as it does today.

Q: Following the announcement with Pamplona, lawsuits have been filed relating to the deal. Is there any validity to these suits?

A: These kinds of lawsuits are commonplace and routinely filed in connection with many merger and acquisition transactions. In PAREXEL’s case, we believe these suits have no merit.

Q: How should inquiries from the media or investor community be handled?

A: Please refer any media inquiries to Mark Stephenson, Vice President, Corporate Communications, at 781-434-4783 or Mark.Stephenson@PAREXEL.com. Investor-related inquiries should be directed to Ron Aldridge, Senior Director, Investor Relations, at 781-434-4753 or Ron.Aldridge@PAREXEL.com.

PAREXEL Stock and Shareholder Meeting

Q: What happens to the PAREXEL stock that shareholders own?

A: Pamplona has agreed to acquire all of the outstanding shares of PAREXEL for $88.10 per share in cash. Upon the approval of a majority of PAREXEL shareholders and the satisfaction of other customary closing conditions, all holders of PAREXEL shares at the effective time of the merger will have the right to receive $88.10 per share, less any applicable withholding taxes.

However, certain shareholders that meet select criteria are ineligible to receive this payment. These include:

•	Company Shares owned directly by the Company as treasury stock or owned by Parent or Merger Sub (or any of their respective affiliates)

•	Company Shares that are held by holders who meet three criteria: (1) have not voted such shares in favor of the Merger Agreement and (2) who are entitled to appraisal rights and (3) have properly exercised such rights in accordance with Massachusetts law.

Q: Who can vote at the shareholder meeting?

A: Those who own shares of PAREXEL common stock as of the close of business on the shareholder meeting are entitled to vote at the shareholder meeting.

Q: How are votes counted at the shareholder meeting?

A: Shareholders can vote “FOR” or “AGAINST” the proposed transaction. The proposed transaction requires the majority of shareholders to vote FOR the agreement. If you abstain from voting, fail to cast your vote, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposed transaction.

Q: What do shareholders need to do to vote?

A: Shareholders should read the proxy statement and vote shares following the appropriate method. Shareholders have one vote for each share of PAREXEL stock owned as of the record date.

Shareholders may vote:

•	By using the telephone voting instructions printed on their proxy cards;

•	By using the internet voting instructions printed on their proxy cards;

•	By completing, signing and dating each proxy card they receive and returning it in the enclosed postage paid envelope; or

•	By appearing and casting their vote in person at the shareholder meeting.

Q: Are PAREXEL employees with unvested shares able to vote? If so when and how?

A: PAREXEL employees with Restricted Stock Awards (RSAs) have voting rights; employees with Unvested Share Options or Restricted Stock Units (RSUs) do not have voting rights. The award type depends on your country. Visit the Fidelity NetBenefits home page to determine if you have RSAs or RSUs.

Q: What happens if I sell my shares of PAREXEL stock before the shareholder meeting?

A: The record date for shareholders entitled to vote will be earlier than the date of the shareholder meeting and the expected closing. If you transfer your shares of PAREXEL stock after the record date but before the shareholder meeting, you will most likely retain your right to vote at the shareholder meeting. However, this transfer would mean you transfer the right to receive financial benefit from the transaction.

Q: Who can I contact for assistance in submitting proxies or voting shares?

A: Questions related to submitting proxies or voting shares should be directed to MacKenzie Partners, Inc. at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

General Employee Questions

Q: How does PAREXEL’s agreement to be acquired by Pamplona Capital Management affect employees?

A: Pamplona Capital Management expects that PAREXEL employees will continue to be an important part of the Company’s future success. The talent and expertise that exists across our Company was one of the many reasons that attracted Pamplona to PAREXEL.

Q: Will there be any changes in reporting relationships or job responsibilities as a result of the transaction?

A: We expect it to be business as usual from our employees’ perspective. We do not anticipate changes to reporting relationships or job responsibilities as a result of this announcement.

Q: Will there be any layoffs or facility closings as a result of this transaction?

A: The Company does not expect any changes as a result of this transaction. As part of the normal course of business, PAREXEL will continue to review operations to ensure that the Company is well positioned to grow, thrive and serve clients. PAREXEL will continue its strategy to focus on profitable growth.

Q: How will this news impact employees’ FY17 year-end Performance & Development Conversations (PDC)?

A: PAREXEL will continue to operate much as it does today, utilizing PDC as our approach to performance management to provide employees with meaningful performance feedback. Managers and employees should complete the scheduled year-end process by September 8, 2017. Detailed information regarding the year-end process can be found here.

Q: How will this news affect the annual salary review/increase scheduled for November 2017?

A: PAREXEL will continue to operate under our current compensation benefits, including the scheduled process for annual salary planning. To meet the timeline for this process, final PDC ratings must be entered in the system by September 8, 2017. Any changes to PAREXEL’s compensation or benefits program will be communicated in advance.

Employee Benefits

Q: Will there be any changes to PAREXEL’s employee salaries, compensation, or benefits as a result of the transaction?

A: PAREXEL will continue to operate under our current compensation and benefits programs. To the extent there are any changes, we would inform you in advance as we have in the past.

Q: What happens to PAREXEL stock that employees have purchased?

A: Employees who have purchased stock, either privately or via the Employee Stock Purchase Plan (ESPP), are PAREXEL shareholders. In the coming weeks, all PAREXEL shareholders will receive a communication detailing the process for the conversion of their stock.

Q: What happens to the stock I previously purchased through the Employee Stock Purchase Program (ESPP)?

A: PAREXEL employees who have participated in the ESPP control all shares they have purchased through the program. Pamplona has agreed to acquire all of the outstanding shares of PAREXEL for $88.10 per share in cash. Upon the approval of a majority of PAREXEL shareholders and the satisfaction of other customary closing conditions, all holders of PAREXEL shares at the effective time of the merger will have the right to receive $88.10 per share, less any applicable withholding taxes.

However, certain shareholders that meet select criteria are ineligible to receive this payment. These include:

•	Company Shares owned directly by the Company as treasury stock or owned by Parent or Merger Sub (or any of their respective affiliates)

•	Company Shares that are held by holders who meet three criteria: (1) have not voted such shares in favor of the Merger Agreement and (2) who are entitled to appraisal rights and (3) have properly exercised such rights in accordance with Massachusetts law.

Q: What happens to shares that PAREXEL employees have purchased through the ESPP?

A: Shares from past ESPP purchases have been deposited in participants’ Fidelity accounts. Employees may trade their shares while PAREXEL remains a publicly traded company. Any shares held by employees upon completion of the acquisition will be handled in the same manner as all other shareholders. A shareholder communication will be sent in the coming weeks.

Q: What will happen to PAREXEL’s Employee Stock Purchase Program?

A: The ESPP is no longer open to new participants, and no increases to deductions by current participants can be made in the current offering period. PAREXEL’s ESPP will terminate early to ensure shares can be purchased before PAREXEL ceases to be a publicly traded company. Until completion of the transaction, PAREXEL will remain a publicly traded company. A communication to current participants will be issued shortly.

Q: Are there country-specific guidelines available to help global employees who hold PAREXEL stock?

A: A communication with details of the stock conversion process will be issued to all PAREXEL shareholders. Please remember that rules vary by country and personal tax status. It is recommended that you consult your financial advisor for tax implications.

Q: What happens if I buy PAREXEL stock now?

A: Anyone (including employees) who buys or sells shares prior to the completion of the acquisition will be doing so at the market rate as of the effective date of the stock purchase/sale.

Q: What will happen to unvested stock options?

A: All unvested Stock Options, Restricted Stock Awards and Restricted Stock Units will accelerate to vest at the time of close. If you hold unvested or unexercised stock options or unvested restricted stock, you will receive a communication with details of the process in the coming weeks.

Q: How will PAREXEL help employees convert Stock Options and Restricted Stock?

A: PAREXEL intends to implement a global process for the conversion of Stock Option and Restricted Stock shares held by its employees. PAREXEL will not be facilitating any country-specific arrangements. It is recommended that you consult your financial advisor for tax implications.

Q: Are there country-specific guidelines available to help global employees who have Stock Options, Restricted Stock Awards or Restricted Stock Units?

A: In the coming weeks, a communication with details of the process to convert Stock Options, Restricted Stock Awards or Restricted Stock Units will be issued to participants. Please remember that rules vary by country and personal tax status. It is recommended that you consult your financial advisor for tax implications.

Q: How will U.S. employee 401(k) investments in PAREXEL stock be managed after the Company becomes private? Will Fidelity receive cash to then reinvest in the 401(k) funds?

A: If the proposed transaction is completed prior to the planned elimination of the PAREXEL Stock Fund on February 15, 2018, the 401(k) plan will receive cash for the PAREXEL common stock in the PAREXEL Stock Fund. In this case, these proceeds will be credited to participants’ accounts in the applicable State Street Global Advisors Target Retirement Fund based on an employee’s age. The PAREXEL Stock Fund will be eliminated as an investment option.

Client-Related

Q: How does this news affect client relationships?

A: PAREXEL continues to operate as usual, and employees should continue to work with their clients. There will be no changes in client projects as a result of this transaction. PAREXEL will provide the same quality service, support and innovation for which it is known.

Q: How is this news being communicated to clients?

A: Relevant relationship managers are expected to proactively communicate with clients. Executive Committee members have been provided letters for clients and business partners to share news of this transaction.

Q: Will there be any layoffs or facility closings as a result of this transaction?

A: The Company does not expect any changes as a result of this transaction. As part of the normal course of business, PAREXEL will continue to review operations to ensure that the Company is well positioned to grow, thrive and serve clients. PAREXEL will continue its strategy to focus on profitable growth.

Q: What will be the structure of the company once the transaction is complete?

A: Following the close of the transaction, PAREXEL will be a privately held company and will operate independently. PAREXEL will continue to be led by the current leadership team and will operate much as it does today.

Additional Information about the Proposed Transaction and Where to Find It

PAREXEL International Corporation (“PAREXEL”) has filed with the U.S. Securities and Exchange

Commission (“SEC”) a preliminary proxy statement and intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed transaction with Pamplona. Security holders of PAREXEL are urged to read the definitive proxy statement and the other relevant materials when they become available because such materials will contain important information about PAREXEL, Pamplona and their respective affiliates and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by PAREXEL with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov . In addition, investors may obtain a free copy of PAREXEL’s filings from PAREXEL’s website at www.PAREXEL.com or by directing a request to: PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451, Attn: Ron Aldridge, Senior Director of Investor Relations. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.

Participants in the Solicitation

PAREXEL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of PAREXEL in connection with the proposed transaction. Information about those directors and executive officers of PAREXEL, including their ownership of PAREXEL securities, is set forth in the proxy statement for PAREXEL’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on October 26, 2016, as amended and supplemented by other PAREXEL filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of PAREXEL and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, potential opportunities to accelerate PAREXEL’s growth and enhance its delivery of world-class solutions to its customers; PAREXEL’s position to capitalize on an increased trend for outsourcing of pharmaceutical products and services; the expected impact of this transaction on PAREXEL’s financial and operating results and business, the operation and management of PAREXEL after the acquisition, the anticipated funding for the transaction, and the timing of the closing of the acquisition. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. PAREXEL’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which PAREXEL may not be able to predict and may not be within PAREXEL’s control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect PAREXEL’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the Merger Agreement by PAREXEL’s stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on PAREXEL’s business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed merger may disrupt PAREXEL’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from PAREXEL’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against PAREXEL related to the Merger Agreement or the proposed merger. In addition, PAREXEL’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: changes in customers’ spending and demand and the trends in pharmaceutical companies’ outsourcing of research and development; PAREXEL’s ability to provide quality and timely services and to compete with other companies providing similar services; PAREXEL’s ability to comply with strict government regulations of the drug, medical device and biotechnology industry; PAREXEL’s ability to successfully integrate past and future acquisitions, including the acquisitions of Health Advances, LLC, ExecuPharm, Inc., and The Medical Affairs Company, LLC, and to realize the expected benefits of each; a change in PAREXEL’s relationships with its largest customers; PAREXEL’s ability to service its indebtedness; PAREXEL’s ability to protect its technology and proprietary information and the confidential information of its customers; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the risk of patent infringement and other litigation; as well as those risks discussed in PAREXEL’s Annual Report on Form 10-K for the year ended June 30, 2016 as filed with the Securities and Exchange Commission (SEC) on September 9, 2016, subsequent Quarterly Reports filed with the SEC and PAREXEL’s other SEC filings. Numerous factors, including those noted above, may cause actual results to differ materially from current expectations. PAREXEL expressly disclaims any current intention or obligation to update any forward-looking statement in this communication to reflect future events or changes in facts affecting the forward-looking statements contained in this communication.